Exhibit 4.10

EIGHTH AMENDMENT

                THIS EIGHTH AMENDMENT dated as of March 27, 2002 (this “Amendment”) amends the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions (the “Banks”), Fleet National Bank, as Syndication Agent, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

                WHEREAS, the Company, the Banks and the Administrative Agent have entered into the Credit Agreement; and

                WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

                NOW, THEREFORE, the parties hereto agree as follows:

                SECTION 1  Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement shall be amended as follows:

1.1           Addition of Definitions.  The following new definitions are added to Section 1.1 of the Credit Agreement in appropriate alphabetical sequence:

                                                                Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the result of (i) Adjusted EBITDA for such Computation Period less (ii) the amount Capital Expenditures made during such Computation Period to (b) the sum of (i) Interest Expense to the extent payable in cash for such Computation Period plus (ii) the aggregate amount of reductions in the Commitment Amount scheduled to occur during such Computation Period pursuant to Section 6.1(b)(i) plus (iii) income tax expense to the extent payable in cash for such Computation Period.

                                                                Pricing Change Date means the date, following the effective date of the Eighth Amendment to this Agreement, on which the Aggregate Commitment has been reduced by at least $15,000,000 from the application of Net Cash Proceeds received from the issuance of equity or Subordinated Debt or in connection with Asset Sales pursuant to Section 6.1(b)(ii).

                1.2           Amendments to Definitions.

                (a)           Clause (iii) of the definition of “Excess Cash Flow” is amended in its entirety to read as follows:

                                                                (iii)          all federal, state, local and foreign income taxes paid in cash by the Company and its Subsidiaries during such period.

                (b)           The definition of “Floating Rate Margin” is amended in its entirety to read as follows:

                                                                Floating Rate Margin means (a) if the Pricing Change Date has occurred, the “Floating Rate Margin” set forth on Schedule 1.1 and (b) if the Pricing Change Date has not occurred, (i) 3.5% on or prior to September 30, 2002 and (ii) 4.0% thereafter.

                (c)           The definition of “Eurodollar Margin” is amended in its entirety to read as follows:

                                                                Eurodollar Margin means (a) if the Pricing Change Date has occurred, the “Eurodollar Margin” set forth on Schedule 1.1 and (b) if the Pricing Change Date has not occurred, (i) 4.5% on or prior to September 30, 2002 and (ii) 5.0% thereafter.

                (d)           Clause (b) of the definition of “Net Cash Proceeds” is amended in its entirety to read as follows:

                                                                (b)           with respect to any issuance of Debt or equity securities, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

                (e)           The definition of “Termination Date” is amended by deleting the date “June 15, 2002” therein and substituting “April 15, 2003” therefor.

                1.3           Deletion of Definition.  The definition of “Interest Coverage Ratio” is deleted in its entirety.

                 1.4          Amendment to Section 2.1.2.  Section 2.1.2 is amended by deleting the reference to “$15,000,000” therein and substituting “$10,000,000” therefor.

                1.5           Amendment to Section 5.1.  The first sentence of Section 5.1 is amended in its entirety to read as follows:

                                                                The Company agrees to pay to the Agent for the account of each Bank a non-use fee, for the period from the Effective Date to the Termination Date, in an amount equal to the daily average of the unused amount of such Bank’s Percentage of the Commitment Amount multiplied by (a) if the Pricing Change Date has occurred, the rate per annum in effect from time to time pursuant to Schedule 1.1, and (b) if the Pricing Change Date has not occurred, a rate per annum equal to 0.50%.

                1.6           Amendment to Section 5.2.  Clause (a) of Section 5.2 is amended in its entirety to read as follows:

                                                                (a)           The Company agrees to pay to the Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount equal to the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days) multiplied by (a) if the Pricing Change Date has occurred, the rate per annum in effect from time to time pursuant to Schedule 1.1 and (b) if the Pricing Change Date has not occurred, a rate per annum equal to (i) with respect to Financial Letters of Credit, (x) 4.5% on or prior to September 30, 2002 and (y) 5.0% thereafter and (ii) with respect to Non-Financial Letters of Credit, (x) 4.5% on or prior to September 30, 2002 and (y) 5.0% thereafter; provided that the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists.

                1.7           Amendment to Section 6.1.  Clause (b) of Section 6.1 is amended in its entirety to read as follows:

                                                                (b)           Mandatory Reductions of the Commitments.

                                                                (i)            The Commitment Amount shall be permanently reduced by (A) $250,000 on each of June 30, 2002 and September 30, 2002, (B) $4,600,000 on December 31, 2002 and (C) $2,100,000 on March 31, 2003.

                                   (ii)            Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, issuance of equity (other than any equity issued in connection with the employee stock purchase plan of the Company) or issuance of Debt (other than Debt permitted under Section 10.7(a), (b), (c), (d), (e), (g) or (h)), the Commitment Amount shall be permanently reduced by an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to the excess of (A) 100% of all such Net Cash Proceeds received after March 25, 2002 over (B) all reductions of the Commitment Amount made pursuant to this clause (ii) since March 25, 2002; provided that the requirements of this clause (ii) shall not apply to any Net Cash Proceeds from any Asset Sale that are intended to be used, and are in fact used, to purchase similar assets within 60 days after such Asset Sale.

                                                              (iii)          Concurrently with the delivery of the compliance certificate as of the end of any Fiscal Year pursuant to Section 10.1.3, beginning with the Fiscal Year ending December 31, 2002, the Commitment Amount shall be permanently reduced by an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 100% of Excess Cash Flow for such Fiscal Year.

                                                              (iv)          Notwithstanding any other provision of this Section 6.1(b), the Company may, prior to the date of delivery of any compliance certificate referred to in clause (iii) above or the receipt of Net Cash Proceeds from any issuance of equity, deliver written notice to the Administrative Agent that the Company will use a portion of such Excess Cash Flow and/or Net Cash Proceeds (not to exceed $5,000,000 in the aggregate) to pay penalties or fines in connection with matters set forth on Schedule 9.15 relating to the Detroit Facility (each a “Detroit Payment”).  Any such funds so designated shall be deposited into an account of the Company with the Administrative Agent, shall constitute cash collateral for the obligations of the Company hereunder and, so long as the Aggregate Commitment will be at least $3,000,000 greater than the Total Outstandings after giving effect to the applicable Detroit Payment, shall be released upon request of the Company to make such Detroit Payment.  After all anticipated Detroit Payments have been made, all such funds held by the Administrative Agent shall (and at the request of the Company at any time any such funds may) be applied to reduce the Commitment Amount.

                                                              (v)           All reductions of the Commitment Amount pursuant to this clause (b) shall reduce the Commitments pro rata among the Banks according to their respective Percentages.

               1.8           Amendment to Section 10.6.1.  Section 10.6.1 is amended in its entirety to read as follows:

                                                              10.6.1      Minimum Net Worth.  Not permit the Net Worth of the Company at any time to be less than $160,000,000 minus (a) the aggregate amount (up to $95,000,000) of FAS 142 Charges taken by the Company since December 31, 2001 plus (b) 75% of the sum of Consolidated Net Income for each Fiscal Quarter ending after the effective date of the Eighth Amendment to this Agreement (provided that, if Consolidated Net Income is less than zero for any Fiscal Quarter, for purposes of this Section 10.6.1 Consolidated Net Income will be deemed to have been zero for such Fiscal Quarter) plus (c) 100% of the net proceeds of any equity issued by the Company or any of its Subsidiaries (on a consolidated basis) after the effective date of the Eighth Amendment to this Agreement.

               1.9           Amendment to Section 10.6.2.  Section 10.6.2 is amended in its entirety to read as follows:

                                                              10.6.2      Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below:

Computation Period Ending	Fixed Charge Coverage Ratio
3/31/02 through 6/30/02	1.20 to 1.0
9/30/02 and thereafter	1.10 to 1.0.

          1.10               Amendment to Section 10.6.3.  Section 10.6.3 is amended in its entirety to read as follows:

                                                              10.6.3      Funded Debt to Adjusted EBITDA Ratio.  Not permit the Funded Debt to Adjusted EBITDA Ratio for any Computation Period to be greater than the applicable ratio set forth below:

Period	Funded Debt to Adjusted EBITDA Ratio
3/27/02 through 9/30/02	3.25 to 1.0
10/1/02 and thereafter	3.00 to 1.0.

          1.11               Amendment to Section 10.6.4.  Section 10.6.4 is amended in its entirety to read as follows:

                                                              10.6.4      Capital Expenditures.  Not permit the aggregate amount of Capital Expenditures (excluding amounts, if any, paid to consummate acquisitions permitted by Section 10.11(c) which constitute Capital Expenditures) made by the Company and its Subsidiaries to exceed (a) $5,000,000 during any Fiscal Quarter of 2002 or (b) $6,000,000 during any Fiscal Quarter thereafter; provided that (i) the aggregate amount of Capital Expenditures made during any Fiscal Year shall not exceed $14,000,000 and (ii) the amount set forth in clause (a) or (b) may be increased for any Fiscal Quarter by an amount equal to the lesser of (x) $2,000,000 and (y) the excess of the amount set forth in such clause over the actual amount of Capital Expenditures made during the prior Fiscal Quarter.

               1.12         Amendment to Section 11.2.1.  Clause (e) of Section 11.2.1 is amended in its entirety to read as follows:

                                                              (e)           after giving effect to the making of such Loan or the issuance of such Letter of Credit (and, in the case of the making of a Loan, the use of the proceeds thereof), the Funded Debt to Adjusted EBITDA Ratio will not exceed (i)

at any time on or prior to September 30, 2002, 3.25 to 1.0 and (ii) at any time thereafter, 3.00 to 1.0.

               1.13         Amendment to Schedule 1.1.  Schedule 1.1 is amended to read as set forth as Schedule 1.1.

                SECTION 2  Representations and Warranties.  The Company represents and warrants to the Administrative Agent and the Banks that, after giving effect to the effectiveness hereof, (a) each warranty set forth in Section 9 (excluding Section 9.14 with respect to U S Liquids of Central Texas, L.L.C. and Re–Claim Environmental Louisiana, L.L.C.) of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date, and (b) no Event of Default or Unmatured Event of Default exists.

                SECTION 3  Effectiveness.  The amendments set forth herein shall become effective when the Administrative Agent shall have received (i) counterparts of this Amendment executed by the Company and all Banks, (ii) a Confirmation, substantially in the form of Exhibit A, signed by the Company and each Subsidiary and (iii) an amendment fee for each Bank in an amount equal to 1.0% of such Bank’s Commitment.

                SECTION 4  Miscellaneous.

                4.1           Continuing Effectiveness, etc.  As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

                4.2           Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

                4.3           Governing Law.  This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

                4.4           Successors and Assigns.  This Amendment shall be binding upon the Company, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Administrative Agent and the respective successors and assigns of the Banks and the Administrative Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                Delivered at Chicago, Illinois, as of the day and year first above written.

U S LIQUIDS INC.

By
Title

BANK OF AMERICA, N.A., as Administrative Agent

By
Title

BANK OF AMERICA, N.A., as a Bank

By
Title

FLEET NATIONAL BANK, as Syndication Agent and as a Bank

By
Title

BANK ONE, NA

By
Title

S-1

THE BANK OF NOVA SCOTIA

By
Title

UNION BANK OF CALIFORNIA

By
Title

COMERICA BANK

By
Title

WELLS FARGO BANK, N.A.

By
Title

BNP PARIBAS

By
Title

By
Title

S-2

                                                                                                                                                                                               Exhibit A

CONFIRMATION

Dated as of March    , 2002

To:           Bank of America, N.A., individually and as Agent, and the other financial institutions party to the Credit Agreement referred to below

                Please refer to (a) the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as agent (the “Agent”); (b) the other “Loan Documents” (as defined in the Credit Agreement), including the Guaranty and the Security Agreement; and (c) the Eighth Amendment dated as of March     , 2002 to the Credit Agreement (the “Eighth Amendment”).

                Each of the undersigned hereby confirms to the Agent and the Banks that, after giving effect to the Eighth Amendment and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

                                                                                U S LIQUIDS INC.

By:

Name Printed:
Title:

EARTH BLENDS, INC.
MBO, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
NORTHERN A-1 SANITATION SERVICES, INC.
PARALLEL PRODUCTS OF FLORIDA, INC.
PARALLEL PRODUCTS OF KENTUCKY, INC.
RE-CLAIM ENVIRONMENTAL LOUISIANA, L.L.C.
ROMIC ENVIRONMENTAL TECHNOLOGIES
CORPORATION
USL FIRST SOURCE, INC.
U S LIQUIDS OF HOUSTON, L.L.C.
U S LIQUIDS OF DALLAS, L.L.C.
U S LIQUIDS OF CENTRAL TEXAS, L.L.C.
U S LIQUIDS OF CONNECTICUT, INC.

A-1

U S LIQUIDS OF GREATER CHICAGO, INC.
U S LIQUIDS OF PENNSYLVANIA, INC.
U S LIQUIDS OF TEXAS, INC.
U S LIQUIDS LP HOLDING CO.
U S LIQUIDS NORTHEAST, INC.
U S LIQUIDS TERMINAL SERVICES, INC.
U S LIQUIDS OF DETROIT, INC.
U S LIQUIDS OF FLORIDA, INC.
USL ENVIRONMENTAL SERVICES, INC.
USL GENERAL MANAGEMENT, INC.
USL PARALLEL PRODUCTS OF CALIFORNIA
WASTE RESEARCH AND RECOVERY, INC.
WASTE STREAM ENVIRONMENTAL, INC.

By:
Name:
Title:

U S LIQUIDS OF LA, L.P.

By: MBO, Inc., its General Partner

By:
Name:
Title:

USL MANAGEMENT LIMITED PARTNERSHIP

By: USL General Management, Inc., its General Partner

By:
Name:
Title:

GEM MANAGEMENT, INC.

By:
Name:
Title:

A-2

SCHEDULE 1.1

PRICING SCHEDULE

                The Floating Rate Margin, the Eurodollar Margin, the rate per annum for non-use fees and the rate per annum for letter of credit fees for Financial Letters of Credit and Non-Financial Letters of Credit, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III	Level IV
Rate for Non-Use Fee	0.500%	0.500%	0.400%	0.300%
Eurodollar Margin	3.500%	3.250%	3.000%	2.750%
Floating Rate Margin	2.500%	2.250%	2.000%	1.750%
Rate for Non-Financial LC Fee	2.125%	2.000%	1.875%	1.750%
Rate for Financial LC Fee	3.500%	3.250%	3.000%	2.750%

                Level I applies when the ratio of Funded Debt to Adjusted EBITDA is greater than 2.50 to 1.0.

                Level II applies when the ratio of Funded Debt to Adjusted EBITDA is less than or equal to 2.50 to 1.0 but greater than 2.00 to 1.0.

                Level III applies when the ratio of Funded Debt to Adjusted EBITDA is less than or equal to 2.00 to 1.0 but greater than 1.50 to 1.0.

                Level IV applies when the ratio of Funded Debt to Adjusted EBITDA is less than or equal to 1.50 to 1.0.

                The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Funded Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, Level I shall apply until such financial statements are delivered.